Exhibit 99(4)(o)

Rider

Guaranteed Lifetime Withdrawal Benefit Preferred I.S. Rider

Joint Life

This Rider is part of your Contract. It is subject to the Contract terms. If the terms of this Rider and the Contract differ, this Rider controls.

The Rider Date is the date that this Rider takes effect. If this Rider is issued at the same time as your Contract, the Rider Date is the Contract Date shown in the Contract Specifications Page. If this Rider is issued after your Contract Date, it may only be issued on a Contract anniversary date, which will be the date this Rider takes effect.

This Rider provides, subject to certain conditions, a guaranteed amount that can be withdrawn each Contract Year, regardless of Contract Value, until this Rider’s termination. The Guaranteed Lifetime Withdrawal Benefit (GLWB) Rider (Joint Life) will be paid, even if payment of the benefit would reduce the Contract Value below the total minimum Contract Value required to keep the Contract in effect, as stated in the Contract.

Rider Definitions

The Anniversary of the Rider Date is any date that shares the same month and day as the Rider Date (if the Rider Date is on February 29th, the Anniversary of the Rider Date in years that do not have a February 29th would be February 28th). If a calculation hereunder is to be made on the Anniversary of the Rider Date, such calculation will be made as of the close of the Valuation Period which includes such anniversary.

The Annual Credit Calculation Base is the amount to which the GLWB Annual Credit Rate is applied in calculating the Annual Credit GLWB Base. At the beginning of the Annual Credit Period, the Annual Credit Calculation Base is set equal to the GLWB Base. The value of the Annual Credit Calculation Base will remain the same for the duration of the Annual Credit Period with the following exceptions:

(1)	If a Purchase Payment is made to the Contract, the Annual Credit Calculation Base will be increased at that time by the amount of the net Purchase Payment (excluding extra credits, if any).

(2)	If the GLWB Base is adjusted due to an Excess Withdrawal, the Annual Credit Calculation Base will be set equal at that time to the lesser of the then current Annual Credit Calculation Base or the GLWB Base after the adjustment for an Excess Withdrawal described below.

(3)	If the GLWB Base is increased due to an Annual Step-up, the Annual Credit Calculation Base will be set equal to the GLWB Base after the Annual Step-up.

The Annual Credit Period is the period during which the Annual Credit GLWB Base is calculated. The Annual Credit Period is the period of time from the Rider Date to the Annual Credit Period End Date as shown on the Contract Specifications Page.

An Annual Step-up is an increase in the GLWB Base to the then current Contract Value on an Anniversary of the Rider Date. The GLWB Base will continue to be eligible to increase due to an Annual Step-up on each Anniversary of the Rider Date until an Annual Step-up is declined pursuant to the Charge for Rider provision.

The Base Rider Charge Rate is the rate shown on the Contract Specifications Page applicable to all Contract Years, unless the Rider Charge Rate has been changed pursuant to the Charge for Rider provision.

The Charge Freeze Period is the period shown on the Contract Specifications Page during which we guarantee that the Rider Charge Rate will not increase above the Base Rider Charge Rate.

The Code is the Internal Revenue Code of 1986, as amended, and related rules and regulations.

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The Contract Specifications Pages are Pages 3 and 4 of the Contract if this Rider is issued with the Contract, or, Pages 3 and 4 of the Amendment attached to this Rider if this Rider was subsequently added after the Contract Date.

An Excess Withdrawal is a withdrawal that exceeds the maximum amount that can be withdrawn in any Contract Year without reducing the GLWB Base as described in the Excess Withdrawals provision.

The Guaranteed Lifetime Withdrawal Benefit Base (or GLWB Base) is the value that is used to determine the Maximum Annual Withdrawal.

The GLWB Annual Credit Rate is the rate applied in calculating the Annual Credit GLWB Base. If no withdrawals have occurred during the twelve month period that began with the previous Annual Credit anniversary, the GLWB Annual Credit Rate is the Full GLWB Annual Credit Rate shown on the Contract Specifications Page. If withdrawals equal to or greater than your MAW have occurred, then the GLWB Annual Credit Rate is zero. If total withdrawals during the twelve month period that began with the previous Annual Credit anniversary are less than your MAW, the GLWB Annual Credit Rate will equal (a) x (1 - (b)/(c) ) where:

(a)	is the Full GLWB Annual Credit Rate shown on the Contract Specifications Page;

(b)	is the amount of all withdrawals that have occurred during the twelve month period that began with the previous Annual Credit anniversary; and

(c)	is the then current MAW.

The Indexed MAW Annuity Rate is a rate used to determine the MAW Annuity. The Indexed MAW Annuity Rate is determined on the date the Rider enters the Lifetime Annuity Period. It is equal to (a) + (b) - (c) where:

(a)	is the then current MAW Rate when the Rider enters the Lifetime Annuity Period;

(b)	is the Treasury Average Rate; and

(c)	is the Base Indexed MAW Interest Rate as shown on the Contract Specifications Page.

However, the Indexed MAW Annuity Rate will not be less than the Minimum Indexed MAW Annuity Rate as shown on the Contract Specifications Page and not more than the Maximum Indexed MAW Annuity Rate as shown on the Contract Specifications Page.

The Lifetime Annuity Period Anniversary Date is shown on the Contract Specifications Page. This is the Anniversary of the Rider Date after which each payment of the MAW Annuity will be based on the Indexed MAW Annuity Rate.

The Lifetime Withdrawal Age is the age on or after which a withdrawal will trigger the beginning of the Lifetime Withdrawal Period as shown on the Contract Specifications Page.

The Maturity Date is the date the rider matures as shown on the Contract Specifications Page.

The Maximum Annual Withdrawal (or MAW) is the maximum amount that can be withdrawn in any Contract Year during the Lifetime Withdrawal Period without reducing the GLWB Base.

The MAW Annuity is the lifetime annuity provided for under this Rider.

The MAW Rate is initially the MAW Rate shown on the Contract Specifications Page. The MAW Rate may be adjusted as described in the Lifetime Withdrawal Period provision.

Participating Spouses are the people upon whose life and age the rider benefits are calculated. This Rider requires that there be two and only two Participating Spouses on the Rider Date and that they be legally married to each other. This Rider further requires that on the Rider Date either: (a) the two Participating Spouses are Joint Owners (or beneficial Owners) and the Annuitant is one of the Participating Spouses; or (b) one Participating Spouse is an Owner (or beneficial Owner) and Annuitant and the other is the sole Beneficiary. A Participating Spouse only retains such status while he/she is alive and legally married to the other. An Owner who gives up ownership can only maintain the Status of a Participating Spouse if such

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Owner is or immediately becomes, the sole Beneficiary; likewise, a sole Beneficiary who loses that designation can only maintain the Status of a Participating Spouse if such sole Beneficiary is or immediately becomes, an Owner. Once a person loses his/her status as a Participating Spouse, it can never be regained. Likewise, no person can become a Participating Spouse after the Rider Date. A sole Owner may remove a sole Beneficiary from Participating Spouse Status by giving Notice to us. If one Participating Spouse is the sole Owner and the Participating Spouses divorce, the non-owner spouse will cease to be a Participating Spouse. If the Participating Spouses are joint owners and they divorce, the non-Annuitant will cease to be a Participating Spouse.

A Qualified Contract is a contract issued in compliance with Internal Revenue Code Sections 401, 403, 408 or 408A or any comparable Internal Revenue Code Sections in effect or hereafter enacted.

RMD is the required minimum distribution that applies to a Qualified Contract under the Required Minimum Distribution Regulations under the Code.

The Treasury Average Rate is a rate used to calculate the Indexed MAW Annuity Rate. The Treasury Average Rate is calculated for each calendar month and is rounded to the nearest 0.05%. For each month, it is the average of the rates for the U.S. Treasury notes as shown on the Contract Specifications Page on each day for which such rates are reported during the 90 calendar days ending on the 15th day of the preceding month. If the Rider enters the Lifetime Annuity Period because your Contract Value is reduced to zero (other than by an Excess Withdrawal), the Treasury Average Rate is the rate calculated for the month in which your Contract Value is reduced to zero. Otherwise, the Treasury Average Rate is the rate calculated for the month that includes the anniversary of the Contract Date immediately following the Maturity Date. Treasury rates will be determined from the Federal Reserve Board Constant Maturity Series or such comparable rates as may be published by the Federal Reserve Board or generally available reporting services if the Federal Reserve Board Constant Maturity Series is discontinued.

Calculation of Guaranteed Lifetime Withdrawal Benefit Base

If this Rider is issued at the same time as your Contract, the initial GLWB Base is the initial net Purchase Payment (excluding extra credits, if any). If this Rider is added to the Contract on a subsequent anniversary of the Contract Date, the initial GLWB Base is the Contract Value on the Rider Date.

Thereafter, the GLWB Base is calculated as the greater of the Step-up GLWB Base or the Annual Credit GLWB Base, except as provided under the Excess Withdrawals provision below.

Step-up GLWB Base

The initial Step-up GLWB Base is equal to the initial GLWB Base. Thereafter, except as provided under the Excess Withdrawals provision, the Step-up GLWB Base is determined as follows:

(1)	(i) On each day that is not the Anniversary of the Rider Date or (ii) on or after any Anniversary of the Rider Date if an Annual Step-up is or has ever been declined, the Step-up GLWB Base equals (a) + (b) where:

(a)	is the GLWB Base on the previous day; and

(b)	is the amount of any net Purchase Payments (excluding extra credits, if any) credited on that day.

(2)	On each Anniversary of the Rider Date unless an Annual Step-up is, or was, declined, the Step-up GLWB Base equals the greater of ( (a) or (b) ) + (c) where:

(a)	is the GLWB Base on the previous day;

(b)	is the then current Contract Value, after deducting any applicable charges for the Contract, this Rider or any other rider, excluding any net Purchase Payments (excluding extra credits, if any) credited on such Anniversary of the Rider Date; and

(c)	is any net Purchase Payments (excluding extra credits, if any) credited on such Anniversary of the Rider Date.

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Annual Credit GLWB Base

The Annual Credit GLWB Base is only calculated on each Anniversary of the Rider Date during the Annual Credit Period. The Annual Credit GLWB Base at the beginning of the Annual Credit Period is equal to the GLWB Base at the beginning of the period. Thereafter, the Annual Credit GLWB Base is determined as follows:

(1)	On any Anniversary of the Rider Date during the Annual Credit Period, provided that total withdrawals equal to or greater than the MAW have not occurred during the twelve month period that began with the previous Annual Credit anniversary, the Annual Credit GLWB Base equals (a) + (b) + (c) where:

(a)	is the GLWB Base on the prior Anniversary of the Rider Date;

(b)	is the Annual Credit Calculation Base multiplied by the GLWB Annual Credit Rate; and

(c)	is the amount of any net Purchase Payments (excluding extra credits, if any) during the prior Contract Year.

(2)	Except as provided in (1) above, on any other Anniversary of the Rider Date, the Annual Credit GLWB Base is equal to zero.

Lifetime Withdrawal Period

The first withdrawal made on or after the date that the youngest Participating Spouse reaches the Lifetime Withdrawal Age will trigger the beginning of the Lifetime Withdrawal Period.

On the day that the Lifetime Withdrawal Period begins, the initial MAW Rate will be set to the applicable MAW Rate shown on the Contract Specifications Page based on the age of the youngest Participating Spouse as of that day, and the MAW will be calculated as (a) x (b) where:

(a)	is the MAW Rate; and

(b)	is the GLWB Base on that day as determined pursuant to the Calculation of Guaranteed Lifetime Withdrawal Benefit Base provision.

During the remainder of the Lifetime Withdrawal Period, the MAW will be determined in accordance with the following rules:

(1)	On each Anniversary of the Rider Date that the GLWB Base is increased to the then current Contract Value, the MAW Rate would be reset to the applicable MAW Rate based on the then current age of the youngest Participating Spouse on such Anniversary of the Rider Date and the MAW will be recalculated to equal (a) x (b) where:

(a)	is the recalculated GLWB Base on that day; and

(b)	is the new MAW Rate.

(2)	On any other date that the GLWB Base is recalculated, the MAW will be reset to equal (a) x (b) where:

(a)	is the recalculated GLWB Base on that day; and

(b)	is the then existing MAW Rate.

As long as the total withdrawals during a Contract Year do not exceed the MAW, we will waive any Contingent Deferred Sales Charges that may otherwise have been assessed.

This Rider continues in the Lifetime Withdrawal Period until the earlier of:

(1)	the date that this Rider is terminated as described in the Termination of Rider provision; or

(2)	the date that this Rider enters the Lifetime Annuity Period.

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Excess Withdrawals

A withdrawal is deemed to be an Excess Withdrawal if it satisfies one of the following:

(1)	it is made prior to the youngest Participating Spouse reaching the Lifetime Withdrawal Age; or

(2)	it is made during the Lifetime Withdrawal Period and the total withdrawals for the Contract Year after this withdrawal is made exceed the MAW; however, only the excess of: (a) total withdrawals for the Contract Year after this withdrawal is made, less prior Excess Withdrawals; over (b) the greater of: (i) the total withdrawals for the Contract Year excluding this withdrawal, less prior Excess Withdrawals; or (ii) the MAW or the RMD, where applicable, is recognized as an Excess Withdrawal; or

(3)	once you are eligible for RMD treatment, it is deemed to be an Excess Withdrawal under the Required Minimum Distributions provision.

Any Excess Withdrawals taken will cause the GLWB Base to be adjusted on that day. The new GLWB Base will be set to equal the lesser of (1) or (2) where:

(1)	equals (a) x [ 1 - (b)/(c) ] where:

(a)	is the GLWB Base immediately prior to the Excess Withdrawal;

(b)	is the amount of the Excess Withdrawal;

(c)	is the Contract Value immediately before the Excess Withdrawal; and

(2)	equals (a) - (b) where:

(a)	is the GLWB Base immediately prior to the Excess Withdrawal; and

(b)	is the amount of the Excess Withdrawal.

Required Minimum Distributions

This provision only applies if your Contract is a Qualified Contract and is subject to minimum distribution requirements under the Required Minimum Distribution Regulations under the Code. Your RMD is based solely on this Contract.

On or after January 1 of the first calendar year after the Rider Date, you will receive RMD treatment if: (1) your Contract is a Qualified Contract; (2) it is subject to the minimum distribution requirements under the RMD Regulations under the Code; and (3) you have attained the age of 70 1/2 in the calendar year and the youngest Participating Spouse, if any, has attained age 59 1/2 in the calendar year. If you die during a Contract Year for which you are eligible for RMD treatment and your spouse elects to continue the Contract and this Rider as the permitted Spousal Continuation, we will allow RMD treatment to continue based upon your required minimum distributions until the end of the calendar year of your death.

A withdrawal in any Contract Year after you are eligible for RMD treatment will not be an Excess Withdrawal if that withdrawal does not cause the total withdrawals for the Contract Year to exceed the greater of the MAW (Contract Year basis for withdrawals) or your RMD for the calendar year starting the immediately prior January 1 to that Anniversary of the Rider Date.

On or before January 25 of any calendar year once you have qualified for RMD treatment as described above, you may elect monthly RMD treatment. Once monthly RMD treatment is elected, any withdrawal will be deemed an Excess Withdrawal if the amount withdrawn in any month exceeds the greater of one-twelfth of:

(a)	your MAW (Contract Year basis for withdrawals); or

(b)	your remaining RMD for each calendar year starting with the calendar year in which you elect the monthly treatment.

Once you elect monthly RMD treatment, you cannot revoke it. In each year after you elect monthly RMD treatment, you must take your monthly withdrawal on the same day each month. The day you select for your monthly withdrawals must be on or before the twenty-fifth day of each month. If the day you have selected to receive monthly payments is not a business day, we will make the payment on the next business day. You

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may, by Notice to us, elect not to make one or more monthly withdrawals after you elect monthly RMD treatment. If you do not take a withdrawal in a month, you may not take that withdrawal in any other month. If you do so, that withdrawal will be considered an Excess Withdrawal.

If your Participating Spouse continues the Contract and this Rider under the permitted Spousal Continuation provision, such Participating Spouse will receive RMD treatment if he or she meets the criteria set forth in the second paragraph of this provision to qualify for RMD treatment. If you elected monthly RMD treatment, and the surviving Participating Spouse qualifies for RMD treatment, the surviving Participating Spouse will automatically continue such monthly RMD treatment unless he or she elects by Notice to us within 30 days of the later of: (1) the exercise of the permitted Spousal Continuation; or (2) the end of the calendar year in which you died, to rescind the election to take monthly RMD treatment. In that event, whether any withdrawals will be deemed excess withdrawals will be based solely on the factors set forth in the third paragraph of this provision. If the surviving Participating Spouse does not qualify for RMD treatment, the determination of whether a withdrawal is an excess withdrawal is based on the MAW until such time as he or she qualifies for RMD treatment, based on his/her RMD in the next calendar year. If such surviving Participating Spouse was not eligible for RMD treatment, or elected to rescind monthly RMD treatment, he or she will be eligible to elect monthly RMD treatment in the future should he or she wish to do so by Notice to us. Except as noted above, for the remainder of the calendar year of your death, the total amount of withdrawals which qualify for RMD treatment upon the permitted Spousal Continuation is based on the required minimum distributions for the deceased spouse.

Once and while RMD treatment is in effect, we reserve the right not to accept additional Purchase Payments.

We reserve the right to modify or eliminate the RMD treatment for withdrawals if there is any change to the Code relating to Required Minimum Distributions. This includes the issuance of relevant IRS guidance. If we exercise this right to modify or eliminate the RMD treatment for withdrawals then any distribution in excess of your revised RMD, if any, or MAW will be an Excess Withdrawal. We will provide you 30 days written notice of any change in the RMD treatment for withdrawals, when practicable.

Extended Annuitization

If this Rider is in force on the Annuity Payout Date as set forth in your Contract, we will delay the Annuity Payout Date until the Contract Date immediately following the Maturity Date for purposes of this Rider only. Any extension of the Annuity Payout Date for purposes of this Rider only shall not affect the termination of, or extend, any death benefit under the Contract or any other rider, unless otherwise stated in any such rider. On the Contract Date immediately following the Maturity Date, you will be required to: (1) enter the Lifetime Annuity Period, described below; (2) annuitize the Contract using the Contract Value; or (3) terminate the Contract and take the Contract Value. During the extended annuitization period, you may elect to annuitize or terminate the Contract by Notice to us. Such Notice must be given prior to the anniversary of the Contract Date immediately following the Maturity Date.

Lifetime Annuity Period

This Rider will enter the Lifetime Annuity Period, provided that the GLWB Base is greater than zero, on the earlier of:

(1)	the anniversary of the Contract Date immediately following the Maturity Date; or

(2)	the date that the Contract Value is reduced to zero (other than by an Excess Withdrawal).

If your Contract Value goes to zero other than because of an Excess Withdrawal before the youngest Participating Spouse reaches the Lifetime Withdrawal Age, the Lifetime Annuity Period is deferred until the youngest Participating Spouse reaches the Lifetime Withdrawal Age. Calculation of the MAW Annuity will be based on the GLWB Base when your Contract Value is reduced to zero other than by an Excess Withdrawal.

When this Rider enters the Lifetime Annuity Period, you will immediately receive a payment equal to the excess, if any, of the then current MAW over the total withdrawals already taken during the Contract Year. However, if you are making systematic withdrawals, the payments will continue until the MAW for the

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Contract Year has been reached. Thereafter, you will begin receiving the MAW Annuity on the first day of the month following the first anniversary of the Contract Date in the Lifetime Annuity Period payable until the death of the last surviving Participating Spouse.

The monthly payment of the MAW Annuity will be as follows:

(1)	If the Rider enters the Lifetime Annuity Period on the anniversary of the Contract Date immediately following the Maturity Date, each monthly payment of the MAW Annuity will equal the greater of:

(a)	one-twelfth of the then current MAW; or

(b)	one-twelfth of (i) x (ii) where:

(i)	is the GLWB Base on the anniversary of the Contract Date immediately following the Maturity Date; and

(ii)	is the Indexed MAW Annuity Rate.

(2)	If the Rider enters the Lifetime Annuity Period because your Contract Value is reduced to zero (other than by an Excess Withdrawal):

Until the Lifetime Annuity Period Anniversary Date, each monthly payment of the MAW Annuity will equal the greater of:

(a)	one-twelfth of the then current MAW; or

(b)	one-twelfth of (i) x (ii) where:

(i)	is the GLWB Base on the date your Contract Value is reduced to zero (other than by an Excess Withdrawal); and

(ii)	is the Indexed MAW Annuity Rate.

After the Lifetime Annuity Period Anniversary Date, each monthly payment of the MAW Annuity will equal one-twelfth of (a) x (b) where:

(a)	is the GLWB Base on the date your Contract Value is reduced to zero (other than by an Excess Withdrawal); and

(b)	is the Indexed MAW Annuity Rate.

Once this Rider has entered the Lifetime Annuity Period, the terms of the Contract will be adjusted as follows:

(1)	the Contract will provide only the benefits provided in this Rider and you will not be able to make any withdrawals other than payments under the MAW Annuity;

(2)	all other riders attached to the Contract will terminate unless otherwise stated in any such rider; and

(3)	no additional Purchase Payments will be accepted.

Purchase Payment Limitations

In addition to any purchase payment limitations in your Contract, as long as this Rider is in force, we reserve the right to not allow any additional Purchase Payments.

Available Investment Options

While this Rider is in force, your Purchase Payments and your Contract Value must be allocated in accordance with either paragraph (1) or (2) below:

(1)	Your Purchase Payments and your Contract Value must be allocated to one of the available Asset Allocation Models (the “Models”) from those offered by us and approved for use with this Rider. You may maintain funds in only one Model at any given time.

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(2)	Your Purchase Payments and your Contract Value must be allocated in accordance with the following investment restrictions:

(a)	A percentage at least equal to the Category I Floor and no greater than the Category I Cap shown on the Contract Specifications Page must be allocated to any combination of subaccounts that we designate as Category I Subaccounts; provided, however, that you may not allocate a percentage greater than the Category I Subaccount Maximum shown on the Contract Specifications Page to any one Category I Subaccount; and

(b)	A percentage at least equal to the Category II Floor and no greater than the Category II Cap shown on the Contract Specifications Page must be allocated to any combination of subaccounts that we designate as Category II Subaccounts; provided, however, that you may not allocate a percentage greater than the Category II Subaccount Maximum shown on the Contract Specifications Page to any one Category II Subaccount.

Notwithstanding the above, your Purchase Payments may be allocated to a Dollar Cost Averaging (“DCA”) Account, if available, and then transferred to a Model selected by you under (1) above or the subaccounts under (2) above, subject to any restrictions on such transfers as set forth in your Contract or any other applicable rider. The Fixed Accumulation Account is not available while this Rider is in force.

By Notice to us, you may modify your Purchase Payment allocations at any time as long as the new allocations continue to satisfy the investment restrictions in paragraphs (1) or (2) above.

Any transfer request that results in moving Contract Value from one category to another must result in a Contract Value allocation that continues to meet the investment restrictions described above. A transfer request will not cause your allocation instructions for Purchase Payments and/or the rebalancing of your Contract to change, unless such request is accompanied by new instructions for allocating Purchase Payments and/or for rebalancing.

We will determine for each new variable subaccount the appropriate investment category to place it in. In addition, we reserve the right to change the category classification of any subaccount by written Notice. We reserve the right to make any change in the classification of a subaccount apply to future Purchase Payments or transfers.

We may limit the availability of any Asset Allocation Model or any subaccount for use with this Rider. If an existing subaccount becomes unavailable for the allocation of future Purchase Payments or Contract Value, you will need to provide us updated allocation instructions that comply with paragraph (2) above. If you fail to provide us with new instructions and your allocations of Purchase Payments or Contract Value violates the investment restrictions, this Rider will be terminated. You may only be in one Asset Allocation Model at a time. Therefore, if an Asset Allocation Model to which your Contract Value is allocated becomes unavailable for the allocation of future Purchase Payments under this Rider and you wish to make additional Purchase Payments, you will have to transfer your Contract Value to an Asset Allocation Model that is then available under this Rider or transfer your entire Contract Value into subaccounts that comply with paragraph (2) above.

Transfers required after a variable subaccount or Asset Allocation Model becomes unavailable for use with this Rider, will not be assessed a transfer fee.

If you choose to allocate your Purchase Payments or Contract Value in accordance with paragraph (2) above, while this Rider is in effect, we will rebalance quarterly the amounts in each individual variable subaccount based on your rebalance instructions. Such rebalancing will occur on each three-month Anniversary of the Rider Date. If a three-month Anniversary of the Rider Date is not the last day of a Valuation Period, such rebalancing will occur at the end of that Valuation Period. Rebalancing will only occur on the three-month anniversaries of the Rider Date. Neither withdrawals from the Contract nor transfers will result in a rebalancing on the date of such transaction.

If you choose to allocate your Purchase Payments or Contract Value to an Asset Allocation Model in accordance with paragraph (1) above, at the end of each calendar quarter, variable account values allocated within each Model will be rebalanced to maintain the mix of investments in the proportions established for

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each Model. If the end of a calendar quarter is not the last day of a Valuation Period, such rebalancing will occur at the end of that Valuation Period.

When you die, if your Participating Spouse elects a permitted Spousal Continuation, we will not include the proceeds from a death benefit adjustment, if any, in the determination of whether your surviving Participating Spouse has complied with these investment restrictions. Unless we receive other investment instructions from your surviving Participating Spouse, we will re-allocate the proceeds from such death benefit adjustment to the investment portfolios in your Contract based upon your last rebalancing instructions or to the applicable Model on the next scheduled rebalancing date.

Spousal Continuation

If your surviving Participating Spouse becomes the sole Owner of the Contract upon your death, such surviving Participating Spouse shall become the new Annuitant for purposes of this benefit, subject to the following conditions:

If the Annuitant dies before this Rider enters the Lifetime Withdrawal Period, the GLWB Base will be set equal to the greater of the Contract Value (after the Death Benefit Adjustment, if any) or the GLWB Base as of the earlier of 90 days after the Annuitant’s death or the date we receive proof of death. The surviving Participating Spouse will be eligible to enter the Lifetime Withdrawal Period when such surviving Participating Spouse reaches the Lifetime Withdrawal Age. The applicable MAW Rate will be based on the surviving Participating Spouse’s age when the Lifetime Withdrawal Period begins.

If the Annuitant dies after this Rider enters the Lifetime Withdrawal Period, the GLWB Base will be set equal to the greater of the Contract Value (after the Death Benefit Adjustment, if any) or the GLWB Base as of the earlier of 90 days after the Annuitant’s death or the date we receive proof of death. If the GLWB Base is increased at your death to the then current Contract Value, the MAW Rate would be reset to the applicable MAW Rate based on the surviving Participating Spouse’s then current age and the MAW will be recalculated to equal (a) x (b) where:

(a)	is the recalculated GLWB Base on that day; and

(b)	is the new MAW Rate.

A Spousal Continuation will not affect the value of the RMD for the year of the Annuitant’s death. Thereafter, the surviving Participating Spouse will be eligible for RMD based on such surviving Participating Spouse’s RMD subject to the Notice requirements in the Required Minimum Distributions provision. Other than in the case of the permitted Spousal Continuation by a Participating Spouse, this Rider will terminate upon your death, unless it is in the Lifetime Annuity Period and you are not the Annuitant. In that case this Rider will continue until the death of the Annuitant.

Other than in the case of the permitted Spousal Continuation, there is no right to change the Annuitant under this Rider or the Contract.

We will only allow one exercise of a Spousal Continuation under this Rider.

Charge for Rider

On each Anniversary of the Rider Date that this Rider is in effect, until it reaches the Lifetime Annuity Period, we will deduct from your Contract Value a Guaranteed Lifetime Withdrawal Benefit Rider charge for this Rider. The amount deducted will equal the product of the Rider Charge Rate and the GLWB Base as of the last Valuation Period immediately preceding the Anniversary of the Rider Date.

The Rider Charge Rate is: (a) the applicable rate shown on the Contract Specifications Page if this Rider was issued at the same time as the Contract and the GLWB Base has not yet been increased as a result of an Annual Step-up pursuant to Calculation of Guaranteed Lifetime Withdrawal Benefit Base provision; (b) the applicable rate shown on the corresponding Amendment to your Contract if this Rider was issued after the Contract Date and the GLWB Base has not yet been increased as a result of an Annual Step-up; or (c) if greater, the rate declared by us at the time of an Annual Step-up. The charge increase at the time of an Annual Step-up will be no greater than the charge for new issues of this Rider form in effect on the date of the Annual

FORM NS-14-GLW-I.2	National Security Life and Annuity	PAGE 9 OF 10

Step-up, if such rider form is then offered by us, and will never be more than the Maximum Annual Rider Charge Rate shown on the Contract Specifications Page. We also guarantee that the Rider Charge Rate will not increase during the Charge Freeze Period shown on the Contract Specifications Page. You may avoid a Rider Charge Rate increase by declining the Annual Step-up in a form acceptable to us within 30 days of our Notice of a new declared Rider Charge Rate. However, if you do so, the Annual Step-ups will cease for the life of this Rider.

The rider charge will be deducted from all investment portfolios on a pro rata basis in proportion to their percentage of the total Contract Value. Charges will not be pro rated against amounts allocated to the Dollar Cost Averaging Account, while in the Dollar Cost Averaging Account.

If this Rider terminates for any reason, we reserve the right to prorate the annual charge for this Rider.

We may lower the charge for this Rider on any Anniversary of the Rider Date. If we reduce the charge for this Rider in any Contract Year, we may increase the charge for this Rider in any later Contract Year up to the Rider Charge Rate shown on the Contract Specifications Page, but no higher (unless an Annual Step-up has occurred).

Addition of Rider

If we agree, this Rider may be added after the Contract Date. However, it may only be added on an anniversary of the Contract Date subject to any maximum Annuitant age we allow at that time.

Termination of Rider

You may not cancel this Rider, unless we otherwise agree. This Rider will terminate on: (a) the date the Contract is terminated in accordance with its terms, unless otherwise provided in this Rider; (b) the date of an Excess Withdrawal which reduces the Contract Value to zero; (c) the date on which funds are allocated in a manner that violates the investment restrictions; (d) the commencement of an Annuity Option other than the MAW Annuity; (e) if it is terminated under the express terms of any other rider; or (f) the death of the Annuitant, except in the case of the permitted Spousal Continuation.

If: (1) the surviving Participating Spouse is the sole beneficiary of the Contract; (2) we received proof of death but did not receive Notice of Spousal Continuation at the same time; and (3) the only reason for the termination of this Rider is the death of the Annuitant, we will reinstate the Rider if we receive Notice of a permitted Spousal Continuation on or before 28 days after the date when we received the proof of death.

NATIONAL SECURITY LIFE AND ANNUITY COMPANY

FORM NS-14-GLW-I.2	National Security Life and Annuity	PAGE 10 OF 10